Exhibit 99.2

Wattles Capital Management, LLC
7945 W. Sahara Avenue, Suite 205
Las Vegas, NV 89117

February __, 2008

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Re:           Circuit City Stores, Inc.

Dear _______:

Thank you for agreeing to serve as a nominee for election to the Board of Directors of Circuit City Stores, Inc. (“Circuit City”) in connection with the proxy solicitation or consent solicitation that Wattles Capital Management, LLC (“Wattles”) and its affiliates are considering undertaking to elect directors (the “Wattles Solicitation”).  Your outstanding qualifications, we believe, will prove a valuable asset to Circuit City and all of its stockholders.  This letter will set forth the terms of our agreement.

Wattles agrees to indemnify and hold you harmless against any and all claims of any nature, whenever brought, arising from the Wattles Solicitation and any related transactions, irrespective of the outcome; provided, however, that you will not be entitled to indemnification for claims arising from your own criminal actions, fraud, negligence, bad faith or willful misconduct.  This indemnification will include any and all (each, a “Loss”) losses, liabilities, damages, demands, claims, suits, actions, judgments, or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, reasonable attorneys’ fees, and any and all reasonable costs and expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, any civil, criminal, administrative or arbitration action, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation asserted against, resulting, imposed upon, or incurred or suffered by you, directly or indirectly, as a result of or arising from the Wattles Solicitation and any related transactions.

In the event of a claim against you pursuant to the prior paragraph or the occurrence of a Loss, you shall give Wattles written notice of such claim or Loss.  Upon receipt of such written notice, you shall be permitted to select counsel to represent you.  Such counsel shall be reasonably acceptable to Wattles.  In addition, you will be reimbursed promptly for all Losses suffered by you, including reasonable attorneys’ fees, as incurred as provided herein.  Wattles may not enter into any settlement of loss or claim without your consent unless such settlement includes a release of you from any and all liability in respect of such claim.  You may not enter into any settlement of loss or claim without the written consent of Wattles, which consent will not be unreasonably withheld.

If you agree to the foregoing terms, please sign below to indicate your acceptance.

Very truly yours,

Wattles Capital Management, LLC

By:

Managing Member

ACCEPTED AND AGREED:

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